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                                                                    EXHIBIT 99.1


                      [Imperial Sugar Company Letterhead]



                                              Investor Relations:



                                                 Morgen-Walke Associates
                                                 Gordon McCoun, Eric Boyriven,
                                                 Andra Fogel
                                                 Media Contact: Eileen King
                                                 (212) 850-5600


             IMPERIAL SUGAR COMPANY REPORTS SECOND QUARTER RESULTS


     SUGAR LAND, TX, May 3, 1999 -- Imperial Sugar Company (AMEX:IHK), formerly Imperial Holly Corporation, today announced results for the fiscal 1999 second quarter ended March 31, 1999.

     For the fiscal 1999 second quarter, the Company reported a net loss before non-recurring charges of $7,703,000, or $0.24 per diluted share, compared to a loss of $5,330,000 or $0.20 per diluted share before non-recurring charges in the comparable quarter a year ago. During the second quarter of 1999, the Company recorded a non-recurring, non-cash charge of $16.7 million, or $0.34 per diluted share after tax, to write off its investment in a limited partnership. Included in the year ago period were non-recurring charges of $18.3 million, or $0.34 per diluted share after tax, primarily in connection with the closing of the Company's Hereford, Texas sugar beet factory and to record a loss the Company incurred in meeting its contractual sales obligations as a result of poor weather conditions at its Northern California factories. Including these charges, the Company reported net losses in the second quarters of fiscal 1999 and fiscal 1998 of $18,559,000, or $0.58 per diluted share, and $17,217,000, or $0.64 per diluted share, respectively. The number of shares outstanding for the 1999 fiscal second quarter rose to 32.2 million from 27.0 million during the same period of 1998.


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     Fiscal 1999 second quarter revenues increased to $429.0 million from $415.0 million, reflecting the inclusion of the recently acquired Diamond Crystal and higher industrial sugar sales prices. Partially offsetting these factors were decreases in sugar volumes and lower prices on sales of private label grocery products.

     Operating income increased to $3.4 million compared to operating income of $2.1 million, before non-recurring charges, reported in the same period a year ago. The increase in operating income was the result of the contribution from Diamond and operating synergies realized by the consolidation of the Savannah Foods operations. These benefits were offset by costs incurred in processing sugar beets that were stored in warmer than normal temperatures which adversely affected sugar recovery in the Michigan and Rocky Mountain growing areas.

     James C. Kempner, Chief Executive Officer, commented, "We are extremely disappointed with the Company's results for the quarter. While the synergies realized were in line with previously announced targets, our progress in this regard was masked by the weather-related losses at our beet processing facilities. Fortunately, the financial effects of these events are restricted to the quarter, and will not be carried over into subsequent quarters. Additionally, in future quarters the Diamond synergies should be realized."

     The non-recurring charge in the fiscal 1999 second quarter reflects the Company's write- off of its investment in Pacific Northwest Sugar Company, a partnership in which a subsidiary of Imperial Sugar was a 43% limited partner. In connection with the restructuring of the partnership's debt, the Company transferred its limited partnership interest to an affiliate of the general partner. An agreement dated April 26, 1999 terminated the Company's involvement with the project and includes mutual releases among the parties. As a result of the agreement, the general partner becomes the sole owner of the partnership, which constructed, owns and operates a beet sugar processing facility in Moses Lake, Washington. The facility experienced substantial operating losses in its first year of operation due principally to critical equipment failures, exacerbated by warmer than normal weather during the processing campaign.

     For the 1999 six month period, the Company reported a net loss of $16,194,000, or $0.52 per diluted share on revenues of $900,758,000, versus a net loss before extraordinary items of $17,359,000, or $0.82 per diluted share on revenues of $849,834,000. The number of shares outstanding during the fiscal 1999 six month period was 31.2 million compared to 21.3 million shares outstanding during the same period in 1998.

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     Operating income before non-recurring charges for the first six months of
1999 was $22.1 million, a substantial increase over the $13.6 million reported during the same period of 1998. Results for the six month period of 1998 include the acquisition of Savannah Foods since October 17, 1997.

     Mr. Kempner concluded, "We have moved aggressively to institute price increases on our private label products, to follow on those previously announced on our industrial products. In addition, we are on schedule to achieve our stated objective of $20 million in additional operating synergies for fiscal 1999. The operating synergies and higher prices combined with successful campaign starts in our California sugarbeet factories give us grounds for an optimistic outlook for financial results for the remainder of the fiscal year. Additionally, a preliminary look at our sugarbeet operations for fiscal 2000 shows full acreage at each of our California and Michigan factories and at Sidney, Montana, with substantial acreage increases as well at our Torrington, Wyoming and Worland, Wyoming factories."

     At its meeting on April 30th, the Company's Board of Directors also declared a dividend of $0.03 per share, payable May 20, 1999 to shareholders of record as of May 10, 1999.

     Imperial Sugar Company is the largest processor and marketer of refined sugar in the United States and a major food service manufacturer and distributor. The Company markets its products nationally under the Imperial(TM), Dixie Crystals(TM), Spreckels(TM), Pioneer(TM), Holly(TM), Diamond Crystal(TM) and Wholesome Foods(TM) brands.


Statements regarding future market prices, operating results, synergies, sugarbeet acreage and other statements which are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, the effect of weather and economic conditions, farm and trade policy, the ability of the Company to realize cost savings from acquisitions, the available supply of sugar, available quantity and quality of sugar beets and other factors detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.


                               - TABLES FOLLOW -

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                    IMPERIAL SUGAR COMPANY AND SUBSIDIARIES


                                              Three Months Ended         Six Months Ended
                                                   March 31,                 March 31,
                                            -----------------------    ----------------------
In Thousands of Dollars                        1999         1998         1999        1998
                                            ----------   ----------    ---------   ----------
NET SALES                                   $  428,997   $  414,967    $ 900,758   $  849,834
                                            ----------   ----------    ---------   ----------
COSTS AND EXPENSES:
Cost of Sales                                  395,635      383,835      819,617      779,571
Selling, General & Administrative               17,465       16,718       33,957       34,208
Asset impairment and other charges                  --       18,287           --       18,287
Depreciation & Amortization                     12,496       12,333       25,060       22,421
                                            ----------   ----------    ---------   ----------
    Total                                      425,596      431,173      878,634      854,487
                                            ----------   ----------    ---------   ----------

Operating Income                                 3,401      (16,206)      22,124       (4,653)
Interest Expense                               (16,350)     (14,598)     (30,467)     (22,978)
Securities Gains (Loss)                          2,292        2,069        2,292        2,179
Loss on Investment in Partnership              (16,706)          --      (16,706)          --
Other Income (Expense) - Net                       398        2,183          814        2,758
                                            ----------   ----------    ---------   ----------
Income Before Income Tax                       (26,965)     (26,552)     (21,943)     (22,694)
Provision for Income Taxes                      (8,406)      (9,335)      (5,749)      (7,101)
Minority Interest in Income of Savannah             --          --            --        1,766
                                            ----------   ----------    ---------   ----------
Income (Loss) Before Extraordinary Item        (18,559)     (17,217)     (16,194)     (17,359)
Extraordinary Item - Net of Tax                     --           --           --       (1,999)
                                            ----------   ----------    ---------   ----------
Net Income (Loss)                           $  (18,559)  $  (17,217)   $ (16,194)  $  (19,358)
                                            ==========   ==========    =========   ==========
Earnings (Loss) Per Share of Common Stock:
Basic:
      Before Extraordinary Item             $    (0.58)  $    (0.64)    $  (0.52)  $    (0.82)
                                            ==========   ==========     ========   ==========
      Net Income (Loss)                                                            $    (0.91)
                                                                                   ==========
Diluted:
     Before Extraordinary Item              $    (0.58)  $    (0.64)   $   (0.52)  $    (0.82)
                                            ==========   ==========    =========   ==========
     Net Income (Loss)                                                                 $(0.91)
                                                                                   ==========
Weighted Average Shares Outstanding         32,138,541   27,028,990    31,227,182  21,287,413
                                            ==========   ==========    ==========  ==========

Note: Includes the results of Savannah Foods and Industries, Inc. from October 17, 1997 and Diamond Crystal from November 2, 1998

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                    IMPERIAL SUGAR COMPANY AND SUBSIDIARIES


FINANCIAL POSITION
------------------

                                     March 31,  September 30,   March 31,
                                    ----------  -------------   ---------
In Thousands of Dollars                1999         1998          1998
                                    ----------  -------------   ---------
Current Assets                       $  530,334    $  446,289   $  506,951
Plant, Property & Equipment             417,280       398,193      398,998
Goodwill and other Intangibles          401,747       279,410      283,908
Other                                    31,012        55,908       70,797
                                     ----------    ----------   ----------
 Total                               $1,380,373    $1,179,800   $1,260,654
                                     ==========    ==========   ==========

Current Liabilities                  $  247,857    $  186,060   $  233,569
Long-term Debt                          632,142       525,893      537,391
Other                                   119,659       114,940      144,097
Shareholders' Equity                    380,715       352,907      345,597
                                     ----------    ----------   ----------
 Total                               $1,380,373    $1,179,800   $1,260,654
                                     ==========    ==========   ==========

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